EXHIBIT 99.7

                                 PROMISSORY NOTE
                                 ---------------

PRINCIPAL AMOUNT                                        BROWARD COUNTY, FLORIDA
$732,555.33                                             DECEMBER 23, 2003
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         FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to Larry
Levinson or order, in the manner hereinafter specified, the principal sum of Seven hundred thirty-two thousand five hundred fifty-five and 33/100 dollars and ($732,555.33), with interest at the rate of ten percent (10%) per annum, commencing to accrue on September 1, 2003. The said principal and interest shall be payable, on demand, in lawful money of the United States of America at 21073 Powerline Road, Suite 57, Boca Raton, Florida 33433, or at such place as may hereafter be designated by written notice from the holder to the Maker hereof, in equal monthly installments of Twenty-five thousand dollars ($25,000) per month on the first day of each month until paid in full, commencing March 1, 2004, and on the first day of each month thereafter until all principal and interest due hereunder is paid in full.

         If default be made in any payment due under this Note by a period in excess of fifteen (15) days, then the entire principal and interest accrued therein shall, at the option of the holder hereof, become at once due and collectible without notice, time being of the essence; and said sum shall bear interest from such time until paid at the highest rate allowable under the laws of the State of Florida. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

         Each person liable hereunder, whether maker or endorser, hereby waives presentment, protest, notice, notice of protest and notice of dishonor and agrees to pay all costs, including a reasonable attorney's fee, whether suit be brought or not, if, after maturity of this note or default hereunder, counsel shall be employed to collect this note.

         Whenever used herein, the terms "holder", "maker" and "payee" shall be construed in the singular or plural as the context may require or admit.

                                        Maker:

                                        CYBERADS, INC.

                                        By:  /s/ WALTER TATUM
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                                                 Walter Tatum, President